QuickLinks -- Click here to rapidly navigate through this document

Simpson Manufacturing Co., Inc. and Subsidiaries
Computation of Earnings Per Common Share
For the Three Years Ended December 31, 2001, 2000 and 1999

Exhibit 11

Basic Earnings per Share

	2001	2000	1999
Weighted average number of common shares outstanding	12,105,547	12,019,329	11,834,915
Shares issuable pursuant to stock bonus plan	2,700	3,375	2,400

Number of shares for computation of basic net income per share	12,108,247	12,022,704	11,837,315

Net income for computation of basic net income per share	$40,518,126	$39,374,743	$37,337,158

Basic net income per share	$3.35	$3.28	$3.15

Simpson Manufacturing Co., Inc. and Subsidiaries
Computation of Earnings Per Common Share
For the Three Years Ended December 31, 2001, 2000 and 1999

        Exhibit 11 (continued)

Diluted Earnings per Share

	2000	1999	1998
Weighted average number of common shares outstanding	12,105,547	12,019,329	11,834,915
Shares issuable pursuant to employee stock option plans, less shares assumed repurchased at the average fair value during the period	204,474	268,085	392,723
Shares issuable pursuant to the independent director stock option plan, less shares assumed repurchased at the average fair value during the period	3,129	4,133	3,827
Shares issuable pursuant to stock bonus plan	2,700	3,375	2,400

Number of shares for computation of diluted net income per share	12,315,850	12,294,922	12,233,865

Net income for computation of diluted net income per share	$40,518,126	$39,374,743	$37,337,158

Diluted net income per share	$3.29	$3.20	$3.05

QuickLinks

Simpson Manufacturing Co., Inc. and Subsidiaries Computation of Earnings Per Common Share For the Three Years Ended December 31, 2001, 2000 and 1999
  Exhibit 11
Basic Earnings per Share
Simpson Manufacturing Co., Inc. and Subsidiaries Computation of Earnings Per Common Share For the Three Years Ended December 31, 2001, 2000 and 1999
Diluted Earnings per Share